Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-26248 and Form S-3 No. 333-83921) of First United Corporation and in the related Prospectuses of our report dated March 1, 2004, with respect to the consolidated financial statements of First United Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

—————————————— Ernst & Young LLP

Pittsburgh, Pennsylvania March 12, 2004 49